Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES STRONG FOURTH QUARTER RESULTS
AND DECLARES 8.6% INCREASE IN COMMON STOCK DIVIDEND

Indianapolis, Indiana—February 6, 2006...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter and twelve months ended December 31, 2005:

•       Diluted funds from operations (“FFO”) of the Simon portfolio for the quarter increased 9.0% to $433.2 million from $397.6 million in 2004. On a per share basis the increase was 8.1% to $1.47 from $1.36 in the fourth quarter of 2004. Diluted FFO of the Simon portfolio for the twelve months increased 22.5% to $1.468 billion from $1.198 billion in 2004. On a per share basis the increase was 13.0% to $4.96 per share from $4.39 per share in 2004.

•       Net income available to common stockholders for the quarter increased 7.7% to $115.7 million from $107.4 million in 2004. On a diluted per share basis the increase was 6.1% to $0.52 from $0.49 in the fourth quarter of 2004. Net income available to common stockholders for the twelve months increased 33.7% to $401.9 million from $300.6 million in 2004. On a diluted per share basis the increase was 26.4% to $1.82 per share from $1.44 per share in 2004.

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts (“REITs”) and provides a relevant basis for comparison among REITs. A reconciliation of GAAP reported net income to FFO is provided in the financial statement section of this press release.

The Company’s core fundamentals within its three domestic business platforms continue to demonstrate strength as evidenced by reported operating metrics:

	As of December 31, 2005	As of December 31, 2004	Change
Occupancy
Regional Malls(1)	93.1%	92.7%	40 basis point increase
Premium Outlet® Centers(2)	99.6%	99.3%	30 basis point increase
Community/Lifestyle Centers(2)	91.6%	91.9%	30 basis point decrease
Comparable Sales per Sq. Ft.
Regional Malls(3)	$450	$427	5.4% increase
Premium Outlet® Centers(2)	$444	$412	7.8% increase
Community/Lifestyle Centers(2)	$220	$215	2.3% increase
Average Rent per Sq. Ft.
Regional Malls(1)	$34.49	$33.50	3.0% increase
Premium Outlet® Centers(2)	$23.16	$21.85	6.0% increase
Community/Lifestyle Centers(2)	$11.41	$10.91	4.6% increase

(1)          For mall and freestanding stores.

(2)          For all owned gross leasable area (GLA).

(3)          For mall and freestanding stores with less than 10,000 square feet.

“We are pleased to report another quarter of strong financial and operational results, as well as the completion of several activities that position us well for 2006,” said David Simon, Chief Executive Officer. “During the fourth quarter of 2005 we opened one new development project, entered into a land development joint venture, acquired interests in two regional malls, sold twelve non-core retail real estate assets, issued $1.1 billion of unsecured notes at attractive coupons, and expanded and extended our corporate credit facility on more favorable terms. In addition, our development program continues to proceed with six projects under construction. We are also pleased to announce today an 8.6% increase in our common stock dividend.”

Dividends

Today the Company announced a quarterly common stock dividend of $0.76 per share, an increase of 8.6%. This dividend will be paid on February 28, 2006 to stockholders of record on February 17, 2006.

The Company also declared dividends on its four outstanding issues of preferred stock:

•       8.75% Series F Cumulative Redeemable Preferred (NYSE:SPGPrF) dividend of $0.546875 per share is payable on March 31, 2006 to stockholders of record on March 17, 2006.

•       7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on March 31, 2006 to stockholders of record on March 17, 2006.

•       6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on February 28, 2006 to stockholders of record on February 17, 2006.

•       8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on March 31, 2006 to stockholders of record on March 17, 2006.

U.S. Development Activity

On October 7, 2005, the Company opened Firewheel Town Center, a 785,000 square foot open-air regional shopping center located 15 miles northeast of downtown Dallas in Garland, Texas. Firewheel features Foley’s, Dillard’s, Barnes & Noble, Circuit City, Linens ‘n Things, Old Navy, DSW and Pier One Imports. An 18-screen AMC Theater opened in December of 2005. Restaurants complementing the retail offerings include T.G.I. Friday’s, Rice Boxx Asian Café, San Francisco Oven, and Fish City Grill. The center offers attractive streetscape amenities and a compelling mixture of retail, office and entertainment uses. The Company owns 100% of the project. Gross costs for Firewheel were approximately $132 million.

The Company continues construction on:

•       Coconut Point—a 1.2 million square foot open-air shopping complex with village and community center components in Estero/Bonita Springs (Naples-Ft. Myers corridor), Florida. The community center component is expected to open in April 2006, followed by the remainder of the project in November 2006.

•       Round Rock Premium Outlets®—a 433,000 square foot upscale outlet center in Round Rock (Austin), Texas. The project is scheduled to open in August 2006.

•       Rio Grande Valley Premium Outlets®—a 404,000 square foot upscale outlet center in Mercedes, Texas. The project is scheduled to open in November 2006.

•       The Village at SouthPark—a mixed-use project comprised of residential and retail components located adjacent to Simon’s highly successful SouthPark Mall in Charlotte, North Carolina. Crate & Barrel is scheduled to open in November of 2006, followed by other retail in March of 2007 and the residential component in May 2007.

•       The Domain—a 700,000 square foot open-air center in Austin, Texas, anchored by Neiman Marcus and Macy’s which also includes office and residential components. The Domain is scheduled to open in March 2007.

•       The Shops at Arbor Walk—a 460,000 square foot community center in Austin, Texas. The project is scheduled to open in March 2007.

International Activity

On October 21, 2005, the Company announced that Ivanhoe Cambridge Inc. acquired an ownership interest in European Retail Enterprises (“ERE”), a European joint venture in which Simon has an interest. ERE owns Groupe B.E.G., a Paris-based developer, owner and manager of retail properties with over 40 years of experience in France, Italy, Poland, Portugal, Spain and Turkey.

Ivanhoe Cambridge is a recognized leader in the Canadian real estate industry. It is one of Canada’s pre-eminent property owners, managers, developers and investors, and its focus is on high-quality shopping centers located in urban areas. Ivanhoe Cambridge is a principal real estate subsidiary of the Caisse de dépôt et placement du Québec, the leading institutional fund manager in Canada.

Ivanhoe Cambridge acquired the 39.5% interest in ERE previously held by another institutional investor. Simon currently owns a 34.7% interest in ERE, with the remaining interest owned by founders of Groupe B.E.G. In the first quarter of 2006, Simon and Ivanhoe Cambridge expect to execute a series of transactions to purchase additional interests from the company’s founders that will result in Simon and Ivanhoe each owning 50% of ERE.

Construction is underway on four development projects in Italy, partially owned by Gallerie Commerciali Italia, the Italian joint venture in which the Company owns a 49% interest. Construction has also commenced on a new development project in Gliwice, Poland, owned by our ERE joint venture.

Acquisitions

On November 18, 2005, the Company and Pennsylvania Real Estate Investment Trust (“PREIT”) announced the acquisition of Springfield Mall in Springfield, Pennsylvania (a 590,000 square foot regional mall located approximately 10 miles southwest of Philadelphia) for approximately $103.5 million. PREIT and an affiliate of Kravco Simon Investments, L.P. each own a 50% interest in the property. The mall is currently anchored by Macy’s and Strawbridge’s and has more than 70 in-line tenants.

On November 22, 2005, the Company announced its acquisition of a 50% interest in Coddingtown Mall for $37 million, including the assumption of approximately $10.5 million of existing mortgage debt. Coddingtown Mall is an 827,000 square foot center located in Santa Rosa, California, approximately 1.5 miles from Simon’s Santa Rosa Plaza. The mall is anchored by JCPenney, Macy’s, and Gottschalk’s.

Dispositions

During the fourth quarter of 2005, the Company continued its program to divest non-core assets with the disposition of 13 properties:

•       Cheltenham Square—a regional mall in Philadelphia, Pennsylvania

•       Southgate Mall—a regional mall in Yuma, Arizona

•       Eastland Mall—a regional mall in Tulsa, Oklahoma

•       Biltmore Square—a regional mall in Asheville, North Carolina

•       Eight outlet centers—small, non-Premium Outlet centers located in tertiary markets

•       The Forum Entertainment Center in Montreal, Canada

These dispositions generated net proceeds to the Company of $105.1 million and a net gain for the Company of $8.2 million.

Financing Activity

On November 15, 2005, the Company announced the closing of a private offering of $1.1 billion of senior notes by its subsidiary Operating Partnership, Simon Property Group, L.P. The offering consisted of $500 million of 5.375% notes due 2011 and $600 million of 5.750% notes due 2015. The notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended. The Operating Partnership used the proceeds to reduce the outstanding balances of existing credit facilities. The Operating Partnership is required to use its best efforts to make an offer to exchange these notes for registered notes with the same economic terms by the end of April 2006. The Operating Partnership also settled certain forward-hedging instruments concurrently with the pricing of this issue. If the proceeds of the settlement to the Operating Partnership were applied to the notes, the effective yield of the 2011 notes would be reduced to 5.37%, 5.65% for the 2015 notes, and 5.52% on a blended basis over the eight-year weighted average maturity.

On December 15, 2005, the Company announced that it had entered into a new unsecured corporate credit facility which increased the Company’s revolving borrowing capacity from $2.0 to $3.0 billion. The facility, which can be increased to $3.5 billion during its term, will mature in January of 2010 and contains a one-year extension at the Company’s option. The base interest rate on the Company’s new facility is LIBOR plus 42.5 basis points, 12.5 basis points lower than the previous credit facility, with the ability to hold auctions and obtain lower pricing for short-term borrowings of up to $1.5 billion. The facility also includes a $750 million multi-currency tranche for Euro, Yen or Sterling borrowings.

2006 Guidance

The Company expects diluted FFO to be within a range of $5.20 to $5.32 per share for the year ending December 31, 2006, and diluted net income to be within a range of $1.71 to $1.83 per share.

The following table provides the reconciliation of the range of estimated diluted net income per share to estimated diluted FFO per share.

For the twelve months ended December 31, 2006	Low End	High End
Estimated diluted net income per share	$1.71	$1.83
Depreciation and amortization including our share of joint ventures	3.57	3.57
Impact of additional dilutive securities	(0.08)	(0.08)
Estimated diluted FFO per share	$5.20	$5.32

Forward-Looking Statements

Estimates of future net income and FFO per share, and other statements regarding future developments and operations, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often contain words such as “estimated,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Actual results may differ materially from those indicated by forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, international, national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks associated with acquisitions, the impact of terrorist activities, environmental liabilities, pending litigation, maintenance of REIT status, changes in applicable laws, rules and regulations, changes in market rates of interest and fluctuations in exchange rates of foreign currencies. The reader is directed to the Company’s various filings with the Securities and Exchange Commission for a discussion of such risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (About Simon section), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 3:00 p.m. Eastern Standard Time today, February 6, 2006. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

About Simon

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $42 billion. Through its subsidiary partnership, it currently owns or has an interest in 286 properties in the United States containing an aggregate of 200 million square feet of gross leasable area in 39 states plus Puerto Rico. Simon also owns interests in 51 European shopping centers in France, Italy, and Poland; 5 Premium Outlet® centers in Japan; and one Premium Outlet® center in Mexico. Additional Simon Property Group information is available at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
REVENUE:
Minimum rent	$531,196	$484,050	$1,937,657	$1,541,281
Overage rent	39,260	36,653	85,536	66,385
Tenant reimbursements	247,975	220,303	896,901	748,262
Management fees and other revenues	20,835	18,402	77,766	72,737
Other income	50,524	61,969	168,993	156,414
Total revenue	889,790	821,377	3,166,853	2,585,079
EXPENSES:
Property operating	105,749	97,955	421,576	355,719
Depreciation and amortization	232,097	190,656	849,911	607,071
Real estate taxes	73,938	69,135	291,113	244,941
Repairs and maintenance	30,239	23,951	105,489	89,297
Advertising and promotion	34,641	31,916	92,377	68,775
Provision for credit losses	4,796	7,287	8,127	17,010
Home and regional office costs	32,314	29,367	117,374	91,178
General and administrative	4,462	6,143	17,701	16,776
Other	23,387	15,861	57,762	39,469
Total operating expenses	541,623	472,271	1,961,430	1,530,236
OPERATING INCOME	348,167	349,106	1,205,423	1,054,843
Interest expense	204,956	188,005	799,092	653,798
Income before minority interest	143,211	161,101	406,331	401,045
Minority interest	(5,009)	(2,797)	(13,743)	(9,687)
Income tax expense of taxable REIT subsidiaries	(5,013)	(932)	(16,229)	(11,770)
Income before unconsolidated entities	133,189	157,372	376,359	379,588
Income from unconsolidated entities	30,762	20,304	81,807	81,113
Loss on sales of interests in unconsolidated entities, net	(13,390)	—	(838)	(760)
Income from continuing operations	150,561	177,676	457,328	459,941
Results of operations from discontinued operations	132	(14,764)	8,242	(9,829)
Gain (loss) on disposal or sale of discontinued operations, net	21,560	(37)	146,945	(252)
Income before allocation to limited partners	172,253	162,875	612,515	449,860
LESS:
Limited partners’ interest in the Operating Partnership	31,145	30,079	108,686	85,647
Preferred distributions of the Operating Partnership	6,924	6,510	28,080	21,220
NET INCOME	134,184	126,286	475,749	342,993
Preferred dividends	(18,525)	(18,842)	(73,854)	(42,346)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$115,659	$107,444	$401,895	$300,647

SIMON
Per Share Data
Unaudited

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.45	$0.54	$1.27	$1.49
Discontinued operations - results of operations and gain on disposal or sale, net	0.08	(0.05)	0.55	(0.04)
Net income available to common stockholders	$0.53	$0.49	$1.82	$1.45
Percentage Change	8.2%		25.5%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.44	$0.54	$1.27	$1.48
Discontinued operations - results of operations and gain on disposal or sale, net	0.08	(0.05)	0.55	(0.04)
Net income available to common stockholders	$0.52	$0.49	$1.82	$1.44
Percentage Change	6.1%		26.4%

SIMON
Reconciliation of Net Income to FFO (A)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Income(B)(C)(D)(E)	$134,184	$126,286	$475,749	$342,993
Adjustments to Net Income to Arrive at FFO:
Limited partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	38,069	36,589	136,766	106,867
Depreciation and amortization from consolidated properties and discontinued operations	230,922	191,577	850,519	615,195
Simon’s share of depreciation and amortization from unconsolidated entities	53,547	58,655	205,981	181,999
(Gain) loss on disposal or sale of discontinued operations, net and loss on sales of interests in unconsolidated entities, net	(8,170)	37	(146,107)	1,012
Tax provision related to sale	(1,961)	(503)	(428)	4,281
Minority interest portion of depreciation and amortization	(2,185)	(2,021)	(9,178)	(6,857)
Preferred distributions and dividends	(25,449)	(25,352)	(101,934)	(63,566)
FFO of the Simon Portfolio	$418,957	$385,268	$1,411,368	$1,181,924
Per Share Reconciliation:
Diluted net income per share	$0.52	$0.49	$1.82	$1.44
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and the Company’s share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	1.01	0.88	3.73	2.94
(Gain) loss on disposal or sale of discontinued operations, net and loss on sales of interests in unconsolidated entities, net	(0.03)	—	(0.52)	—
Tax provision related to sale	(0.01)	—	—	0.02
Impact of additional dilutive securities for FFO per share	(0.02)	(0.01)	(0.07)	(0.01)
Diluted FFO per share	$1.47	$1.36	$4.96	$4.39
Details for per share calculations:
FFO of the Simon Portfolio	$418,957	$385,268	$1,411,368	$1,181,924
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises (F)	14,247	12,309	56,871	16,132
Diluted FFO of the Simon Portfolio	433,204	397,577	1,468,239	1,198,056
Diluted FFO allocable to unitholders	(86,687)	(82,602)	(295,575)	(259,688)
Diluted FFO allocable to common stockholders	$346,517	$314,975	$1,172,664	$938,368
Basic weighted average shares outstanding	219,861	218,009	220,259	207,990
Adjustments for dilution calculation:
Effect of stock options	923	887	871	867
Impact of Series C preferred unit conversion	1,068	1,468	1,086	1,843
Impact of Series I preferred unit conversion	10,812	9,096	10,736	2,286
Impact of Series I preferred stock conversion	3,293	3,018	3,369	759
Diluted weighted average shares outstanding	235,957	232,478	236,321	213,745
Weighted average limited partnership units outstanding	59,028	61,008	59,566	59,086
Diluted weighted average shares and units outstanding	294,985	293,486	295,887	272,831
Basic FFO per share	$1.50	$1.38	$5.04	$4.42
Percent Increase	8.7%		14.0%
Diluted FFO per share	$1.47	$1.36	$4.96	$4.39
Percent Increase	8.1%		13.0%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	December 31,	December 31,
	2005	2004
ASSETS:
Investment properties, at cost	$21,745,309	$21,253,761
Less - accumulated depreciation	3,809,293	3,162,523
	17,936,016	18,091,238
Cash and cash equivalents	337,048	520,084
Tenant receivables and accrued revenue, net	357,079	361,590
Investment in unconsolidated entities, at equity	1,562,595	1,920,983
Deferred costs and other assets	938,301	1,176,124
Total assets	$21,131,039	$22,070,019
LIABILITIES:
Mortgages and other indebtedness	$14,106,117	$14,586,393
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,092,334	1,113,645
Cash distributions and losses in partnerships and joint ventures, at equity	194,476	37,739
Other liabilities, minority interest and accrued dividends	163,524	311,592
Total liabilities	15,556,451	16,049,369
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	865,565	965,204
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	401,727	412,840
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 25,632,122 and 25,434,967 issued and outstanding, respectively, and with liquidation values of $1,081,606 and $1,071,748, respectively	1,080,022	1,062,687
Common stock, $.0001 par value, 400,000,000 shares authorized, 225,165,236 and 222,710,350 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	5,030,652	4,993,698
Accumulated deficit	(1,551,179)	(1,335,436)
Accumulated other comprehensive income	9,793	16,365
Unamortized restricted stock award	(31,929)	(21,813)
Common stock held in treasury at cost, 4,815,655 and 2,415,855 shares, respectively	(230,086)	(72,918)
Total stockholders’ equity	4,307,296	4,642,606
Total liabilities and stockholders’ equity	$21,131,039	$22,070,019

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,			December 31,
	2005		2004	2005		2004
REVENUE:
Minimum rent	$287,333		$261,125	$1,063,851		$942,877
Overage rent	34,265		29,043	82,951		44,151
Tenant reimbursements	151,258		130,370	543,022		480,419
Other income	30,653		23,601	126,845		66,121
Total revenue	503,509		444,139	1,816,669		1,533,568
EXPENSES:
Property operating	83,777		89,304	356,293		294,294
Depreciation and amortization	86,360		83,253	327,946		285,463
Real estate taxes	35,171		31,428	133,853		125,816
Repairs and maintenance	25,054		21,177	83,856		70,436
Advertising and promotion	13,809		13,739	37,591		37,481
Provision for credit losses	1,610		4,586	9,616		11,373
Other	38,022		15,383	120,766		65,730
Total operating expenses	283,803		258,870	1,069,921		890,593
OPERATING INCOME	219,706		185,269	746,748		642,975
Interest expense	104,377		94,594	403,734		370,363
Income Before Gain on Sale of Asset	115,329		90,675	343,014		272,612
Gain on sale of asset	1,423		—	1,423		—
Income Before Unconsolidated Entities	116,752		90,675	344,437		272,612
Loss from unconsolidated entities	—		(1,294)	(1,892)		(5,129)
Income from Continuing Operations	116,752		89,381	342,545		267,483
Income from consolidated joint venture interests(G)	—		1,100	—		19,378
(Loss)/income from discontinued joint venture interests (G)	(1,873	)(H)	1,260	(2,784	)(H)	13,384
(Loss)/gain on disposal or sale of discontinued operations, net	(32,760	)(H)	—	65,599	(H)	4,704
NET INCOME	$82,119		$91,741	$405,360		$304,949
Third-party investors’ share of net income	$51,648		$59,257	$238,265		$193,282
Our share of net income	30,471		32,484	167,095		111,667
Amortization of excess investment	12,197		12,180	48,597		30,554
Write-off of investment related to properties sold	902	(H)	—	38,666	(H)	—
Our share of net loss related to properties sold	(13,390	)(H)	—	(1,975	)(H)	—
Income from unconsolidated joint ventures	$30,762		$20,304	$81,807		$81,113

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	December 31,	December 31,
	2005	2004
ASSETS:
Investment properties, at cost	$9,915,521	$9,429,465
Less - accumulated depreciation	1,951,749	1,745,498
	7,963,772	7,683,967
Cash and cash equivalents	334,714	292,770
Tenant receivables	207,153	209,040
Investment in unconsolidated entities, at equity	135,914	167,182
Deferred costs and other assets	304,825	322,660
Total assets	$8,946,378	$8,675,619
LIABILITIES AND PARTNERS’ EQUITY:
Mortgages and other indebtedness	$7,479,359	$6,398,312
Accounts payable, accrued expenses and deferred revenue	403,390	373,887
Other liabilities	189,722	179,443
Total liabilities	8,072,471	6,951,642
Preferred units	67,450	67,450
Partners’ equity	806,457	1,656,527
Total liabilities and partners’ equity	$8,946,378	$8,675,619
Our Share of:
Total assets	$3,765,258	$3,619,969
Partners’ equity	429,942	779,252
Add: Excess Investment(I)	938,177	1,103,992
Our net investment in joint ventures	$1,368,119	$1,883,244
Mortgages and other indebtedness	$3,169,662	$2,750,327

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)       The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(B)        Includes the Company’s share of gains on land sales of $6.8 million and $21.0 million for the three months ended December 31, 2005 and 2004, respectively, and $32.1 million and $45.4 million for the twelve months ended December 31, 2005 and 2004, respectively.

(C)        Includes the Company’s share of straight-line adjustments to minimum rent of $7.2 million and $5.6 million for the three months ended  December 31, 2005 and 2004, respectively, and $22.9 million and $10.7 million for the twelve months ended December 31, 2005 and 2004, respectively.

(D)       Includes the Company’s share of the fair market value of leases from acquisitions of $22.3 million and $12.8 million for the three months ended December 31, 2005 and 2004, respectively, and $63.5 million and $38.3 million for the twelve months ended December 31, 2005 and 2004, respectively.

(E)        Includes the Company’s share of debt premium amortization of $7.3 million and $7.6 million for the three months ended December 31, 2005 and 2004, respectively, and $30.0 million and $13.7 million for the twelve months ended December 31, 2005 and 2004, respectively.

(F)         Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.

(G)      Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of December 31, 2005. Discontinued joint venture interests represent those partnership interests that have been sold.

(H)      Relates to Metrocenter, a regional mall in Phoenix, Arizona sold on January 11, 2005, and Forum Entertainment Centre, a property located in Montreal, Canada sold on December 22, 2005.

(I)            Excess investment represents the unamortized difference of the Company’s investment over equity in the underlying net assets of the partnerships and joint ventures acquired. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 35 years, and the amortization is included in income from unconsolidated entities.